Exhibit 3.1

CERTIFICATE OF FORMATION

OF

CARVANA RECEIVABLES DEPOSITOR LLC

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.    The name of the limited liability company is Carvana Receivables Depositor LLC (the “Company”).

2.    The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, zip code 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 4th day of January, 2019.

/s/Kevin Hogan
Kevin Hogan
Authorized Person